Exhibit 99.1

                                  NEWS RELEASE

CONTACT:          Armand Correia
                  SVP and Chief Financial Officer
                  (845) 369-4600

FOR IMMEDIATE RELEASE

                 Dress Barn Announces Convertible Notes Pricing

SUFFERN NY, DECEMBER 8, 2004 - The Dress Barn, Inc. (NASDAQ: DBRN) announced today the pricing of $100 million principal amount of its 2.50% convertible senior notes due 2024. The notes are being sold in a private placement. In addition, the Company granted the initial purchasers an option to purchase up to an additional $15 million principal amount of the notes. The private placement is expected to close on December 14, 2004, subject to customary closing conditions.

Dress Barn intends to use the net proceeds of the offering to fund a part of the cost of its previously announced pending acquisition of Maurices Incorporated. If that acquisition is not completed, Dress Barn may use the net proceeds for general corporate purposes.

The notes will be direct unsecured, unsubordinated obligations of Dress Barn, and the notes will bear regular interest at the annual rate of 2.50%. In addition, Dress Barn will pay additional interest during specified six-month interest periods if the trading price of the notes equals or exceeds 120% of the principal amount of the notes for specified periods. The notes may be converted, under certain circumstances, into cash and Dress Barn common stock, if any. The conversion rate initially will be 47.5715 shares of common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $21.02 per share of Dress Barn common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events.

The notes will mature on December 15, 2024. The notes may not be redeemed by Dress Barn prior to December 22, 2011, except that Dress Barn may redeem some or all of the notes for cash on or prior to February 28, 2005 if the purchase agreement relating to the acquisition of Maurices has been terminated. Holders of the notes may require Dress Barn to repurchase some or all of the notes on December 15, 2011, 2014 and 2019 and upon the occurrence of certain specified corporate transactions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

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Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Such forward-looking statements include the expectations, plans or prospects for Dress Barn, including whether or not Dress Barn will consummate the private placement of the notes. The statements made by Dress Barn are based upon management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Dress Barn's control and the risk factors and other cautionary statements discussed in Dress Barn's filings with the U.S. Securities and Exchange Commission. Dress Barn does not intend to update these statements and undertakes no duty to any person to affect any such update under any circumstances.